EXHIBIT 99.1
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

)
In the Matter of	)
	)	SUPERVISORY
FREMONT INVESTMENT & LOAN	)	PROMPT CORRECTIVE
BREA, CALIFORNIA	)	ACTION DIRECTIVE
)
FREMONT GENERAL CREDIT	)	FDIC-08-069 PCAS
CORPORATION, and	)
FREMONT GENERAL CORPORATION,	)
as institution-affiliated parties of	)
FREMONT INVESTMENT AND LOAN	)
)
(INSURED STATE NONMEMBER BANK))
)

     WHEREAS, Fremont Investment & Loan, Brea, California (the “Bank”) is an undercapitalized depository institution as that term is defined in Section 38(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. §1831o(b)(1), and Section 325.103 of the Federal Deposit Insurance Corporation (“FDIC”) Rules and Regulations, 12 C.F.R. §325.103;
     WHEREAS, pursuant to a letter, dated May 24, 2007, notifying the Bank of its undercapitalized capital category, the FDIC required the Bank to submit an acceptable capital restoration plan to the FDIC by July 9, 2007;
     WHEREAS, the Bank submitted a capital restoration plan on August 9, 2007 which the FDIC determined was unacceptable pursuant to section 38(e)(2) of the Act, 12 U.S.C. § 1831o(e)(2), and section 325.104 of the FDIC Rules and Regulations, 12 C.F.R. § 325.104;
     WHEREAS, the Bank submitted a revised capital restoration plan on November 9, 2007 which the Bank stated was obsolete on March 17, 2008;
     WHEREAS, the Bank has not submitted an acceptable capital restoration plan within the time allowed pursuant to section 38(e)(2) of the Act, 12 U.S.C. § 1831o(e)(2);

     WHEREAS, the Bank has failed to comply with the capital maintenance provisions contained in paragraph 18 of the Order to Cease and Desist issued against the Bank, Fremont General Credit Corporation, and Fremont General Corporation, on March 7, 2007;
     WHEREAS, the financial condition of Fremont General Corporation, the company having ultimate control over the Bank continues to deteriorate;
     WHEREAS, on February 28, 2008, Fremont General Corporation announced that in connection with ongoing reviews, the Bank may need to record additional asset write-downs and reserves that could have an adverse effect on the Bank’s regulatory capital levels and Fremont General Corporation’s overall financial condition;
     WHEREAS, Fremont General Corporation also announced that it has limited sources of cash available to satisfy its obligations;
     WHEREAS, having determined that divestiture of the Bank by the Bank’s parent companies, Fremont General Credit Corporation and Fremont General Corporation, would improve the Bank’s financial condition and future prospects; and
     WHEREAS, the actions in this directive are necessary to carry out the purposes of Section 38 of the Act including Section 38(e)(5), 12 U.S.C. § 1831o(e)(5);
     THEREFORE, the FDIC finds it necessary, in order to carry out the purposes of Section 38 of the Act, to issue this SUPERVISORY PROMPT CORRECTIVE ACTION DIRECTIVE without providing notice as set forth in Section 308.201(a)(1) of the FDIC’s Rules of Practice and Procedure, 12 C.F.R. §308.201(a)(1), and hereby issues this SUPERVISORY PROMPT CORRECTIVE ACTION DIRECTIVE pursuant to Section 38 of the Act, 12 U.S.C. §1831o, and Section 308.201(a)(2) of the FDIC’s Rules of Practice and Procedure, 12 C.F.R. §308.201(a)(2).

SUPERVISORY PROMPT CORRECTIVE ACTION DIRECTIVE
     IT IS HEREBY DIRECTED, that within 60 days of the effective date of this Directive, the Bank and/or the Bank’s parent companies, Fremont General Credit Corporation and Fremont General Corporation, shall take one or more of the following actions to recapitalize the Bank:
1.	The Bank shall sell enough voting shares or obligations of the Bank so that the Bank will be adequately capitalized after the sale; and/or

2.	The Bank shall accept an offer to be acquired by a depository institution holding company or to combine with another insured depository institution; and

3.	Fremont General Credit Corporation and Fremont General Corporation shall divest themselves of the Bank; and
     FURTHER DIRECTED, that during the period this Directive is in effect, the Bank restrict the interest rates that the Bank pays on deposits to the prevailing rates of interest on deposits of comparable amounts and maturities paid by FDIC insured depository institutions in the State of California;
     FURTHER DIRECTED, that during the period this Directive is in effect, the Bank shall comply with Section 23A of the Federal Reserve Act as if subsection (d)(1) of that section (exempting transactions with certain affiliated institutions) did not apply;
     FURTHER DIRECTED, that during the period this Directive is in effect, the Bank shall make no capital distributions to its parent or any affiliate of the Bank or its parent, nor shall the Bank pay any bonuses to, or increase the compensation of, any director or officer of the Bank. The term “capital distribution” shall be defined as at Section 38(b)(2)(B) of the Act (12 U.S.C. § 1831o(b)(2)(B));

     FURTHER DIRECTED, that the provisions of this SUPERVISORY PROMPT CORRECTIVE ACTION DIRECTIVE shall not affect the obligations of the Bank, Fremont General Credit Corporation, or Fremont General Corporation pursuant to any other action issued against the Bank, Fremont General Credit Corporation, and Fremont General Corporation by the FDIC, or agreement between the Bank, Fremont General Credit Corporation, Fremont General Corporation, and the FDIC, including the existing Order to Cease and Desist dated March 7, 2007;
     FURTHER DIRECTED, that this SUPERVISORY PROMPT CORRECTIVE ACTION DIRECTIVE shall become effective immediately upon its receipt by the Bank, Fremont General Credit Corporation, and Fremont General Corporation.
     Each provision of this SUPERVISORY PROMPT CORRECTIVE ACTION DIRECTIVE shall be binding upon the Bank, its directors, officers, employees, agents, successors, assigns, Fremont General Credit Corporation, Fremont General Corporation, and other institution-affiliated parties of the Bank.
     Each provision of this SUPERVISORY PROMPT CORRECTIVE ACTION DIRECTIVE shall remain effective and enforceable until the Bank has been adequately capitalized on average for four (4) consecutive calendar quarters, except to the extent that any provision shall be modified, terminated, suspended, or set aside by the FDIC.
     The Bank, Fremont General Credit Corporation, and Fremont General Corporation may file a written appeal of this SUPERVISORY PROMPT CORRECTIVE ACTION DIRECTIVE within fourteen (14) calendar days from the date of the issuance of this Directive as provided in section 308.201 (a)(2) of the FDIC’s Rules of Practice and Procedure, 12 C.F.R. §308.201(a)(2). The appeal shall be filed with Stan Ivie, Regional Director, Federal Deposit Insurance

Corporation, San Francisco Regional Office, 25 Jessie Street at Ecker Square, San Francisco, California 94105, with a copy to Joseph J. Sano, Regional Counsel, Federal Deposit Insurance Corporation, San Francisco Regional Office, 25 Jessie Street at Ecker Square, San Francisco, California 94105.
     Pursuant to delegated authority.
     Dated this 26th day of March, 2008.

/s/ STAN IVIE
Stan Ivie
Regional Director
Division of Supervision and Consumer Protection